Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Of Lihua International, Inc.

We hereby consent to the incorporation by reference in the registration statement (No. 333-164269) on Form S-3 of Lihua International, Inc. of our report dated March 30, 2010 on our audit of the consolidated financial statements of Lihua International, Inc. and subsidiaries for the years ended December 31, 2009 and 2008.

/s/ AGCA, Inc.

Arcadia, California
March 30, 2010